Exhibit 4.1

ROVI CORPORATION,

TIVO CORPORATION

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 7, 2016

0.500% Convertible Senior Notes due 2020

FIRST SUPPLEMENTAL INDENTURE, dated as of September 7, 2016 (this “Supplemental Indenture”), among ROVI CORPORATION, a Delaware corporation (the “Company”), TIVO CORPORATION, a Delaware corporation (f/k/a Titan Technologies Corporation) (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), to the Indenture, dated as of March 4, 2015 (the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 0.500% Convertible Senior Notes due 2020 (the “Notes”) in the original aggregate principal amount of $345,000,000, convertible under certain circumstances into cash and, if applicable, shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), at the Company’s option;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 28, 2016 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, TiVo Inc., a Delaware corporation, Guarantor, Nova Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Guarantor (“Nova”), and Titan Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Guarantor, Nova will merge with and into the Company (the “Merger”) with the Company, as the surviving entity in the Merger, becoming a wholly owned subsidiary of the Guarantor as of the date hereof;

WHEREAS, the Merger constitutes a Merger Event under the Indenture and Section 14.07 of the Indenture provides that in the case of any Merger Event, prior to or at the effective time of such Merger Event, the Company shall execute and deliver to the Trustee a supplemental indenture permitted under Section 10.01(h) of the Indenture providing that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into Reference Property upon such Merger Event;

WHEREAS, in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive one share of common stock, par value $0.001 per share, of the Guarantor (the “Guarantor Common Stock”) in accordance with the terms of the Merger Agreement;

WHEREAS, from and after the effective time of the Merger, the Guarantor desires to fully and unconditionally guarantee all of the payment obligations of the Company under the Notes and the Indenture so as to make available the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act for shares of Guarantor Common Stock delivered upon conversion of the Notes following the Merger;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to, among other things, make any change (i) add guarantees with respect to the Notes, (ii) make any change that does not adversely affect the rights of any Holder or (iii) in connection with any Merger Event, provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes in accordance with Section 14.07;

WHEREAS, the Board of Directors of the Guarantor by resolutions adopted on September 7, 2016 and the Board of Directors of the Company by resolutions adopted on September 7, 2016, have duly authorized this Supplemental Indenture, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 17.05 of the Indenture; and

WHEREAS, the Company and Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.02. Definitions in the Indenture.

(a) The Indenture is hereby amended and supplemented by adding the following additional definitions to Section 1.01 of the Indenture in the appropriate alphabetical order.

“First Supplemental Indenture” means that certain Supplemental Indenture, dated as of September 7, 2016, by and among the Company, the Guarantor and the Trustee.

“Guarantor” means TiVo Corporation, a Delaware corporation (f/k/a Titan Technologies Corporation).

“Guarantee Obligations” has the meaning set forth in Section 3.01 of the First Supplemental Indenture.

“Note Guarantee” means the Guarantee by the Guarantor of the payment or performance of the Company’s obligations under this Indenture and the Notes pursuant to Article 3 of the First Supplemental Indenture.

(b) The Indenture is hereby amended by replacing the defined terms “Board of Directors,” “Board Resolutions,” “Common Stock,” “Company Order,” “Ex-Dividend Date,” “Fundamental Change,” “Officer,” “Officer’s Certificate,” “Opinion of Counsel” and “Shelf Registration Statement” in their entirety with the following terms:

“Board of Directors” means the board of directors of the Company or, for purposes of the definition of “Record Date” and Article 14, the Guarantor, or a committee of such board duly authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or the Guarantor, as applicable, to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Common Stock” means the common stock, par value $0.001 per share, of the Guarantor, subject to Section 14.07.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Guarantor or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Guarantor, its direct or indirect Wholly Owned Subsidiaries and the employee benefit plans of the Guarantor and its direct or indirect Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Guarantor’s Common Equity representing more than 50% of the voting power of the Guarantor’s Common Equity;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or a change in par value and any recapitalization, reclassification or change of the Common Stock pursuant to a transaction described in subclause (B) below) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Guarantor pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person other than one of the Guarantor’s direct or indirect Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Guarantor’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) the stockholders of the Guarantor approve any plan or proposal for the liquidation or dissolution of the Guarantor; or

(d) the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Guarantor excluding cash payments for fractional shares and cash payments made in respect of dissenters’ rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ rights (subject to the provisions of Section 14.02(a)). For purposes of the definition of “Fundamental Change,” any transaction that constitutes a Fundamental Change pursuant to both clause (a) and clause (b) of the definition thereof shall be deemed a Fundamental Change solely under clause (b) of the definition thereof. If any transaction occurs in which the Common Stock is converted into, or exchanged for, Reference Property consisting of Common Equity of another entity, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of the definition thereof, following the effective date of such transaction) references to the Guarantor in this definition shall instead be references to such other entity.

“Officer” means, with respect to the Company or the Guarantor, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the General Counsel, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”) thereof.

“Officer’s Certificate,” when used with respect to the Company or the Guarantor, means a certificate that is delivered to the Trustee and that is signed by an Officer of the Company or the Guarantor, as applicable. Each such certificate shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section. The Officer giving an Officer’s Certificate pursuant to Section 4.08 shall be the principal executive, financial or accounting officer of the Company or the Guarantor, as applicable.

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company or the Guarantor, that is delivered to the Trustee, which opinion may contain customary exceptions and qualifications as to the matters set forth therein. Each such opinion shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section 17.05.

“Shelf Registration Statement” means a registration statement of the Guarantor filed with the Commission on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Guarantor is not permitted to file a registration statement on Form S-3, an evergreen registration statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act covering Notes and the Common Stock issuable upon conversion thereof.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION PRIVILEGE

Section 2.01. Conversion Right. From and after the Effective Time (as defined below), each Holder of a Note that was outstanding immediately prior to the Effective Time shall, subject to Section 14.02 of the Indenture and the net share settlement provisions therein, have the right to convert each $1,000 principal amount of such Note into the number of shares of Guarantor Common Stock that a holder of a number of shares of Company Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive. The Guarantor hereby agrees to furnish Reference Property, if any, deliverable upon conversion of the Securities and be bound by the conversion provisions of Article 14 of the Indenture.

Section 2.02. Amendments to Article 7 of the Indenture. Section 7.02(b) of the indenture is hereby amended to replace the last reference in that section of “the Company” to “the Company or the Guarantor, as applicable.”

Section 2.03. Amendments to Article 14 of the Indenture. Article 14 of the Indenture is hereby amended as follows:

(a) Section 14.01(b)(ii) of the Indenture is hereby amended and restated in full to read as follows:

“(ii) If, prior to the close of business on the Business Day immediately preceding December 1, 2019, the Guarantor elects to:

(A) issue to all or substantially all holders of the Common Stock any rights, options or warrants (other than in connection with a stockholder rights plan prior to the separation of the relevant rights) entitling them, for a period of not more than 60 calendar days after the declaration date for such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the declaration date for such issuance; or

(B) distribute to all or substantially all holders of the Common Stock the Guarantor’s assets, securities or rights to purchase securities of the Guarantor, which distribution has a per share value, as reasonably determined by the Board of Directors, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day preceding the declaration date for such distribution, then, in either case, the Company shall notify all Holders of the Notes, the Trustee and the Conversion Agent (if other than the Trustee) at least 60 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution (other than in the case of a separation of rights under a stockholder rights plan). Once the Company has given such notice, a Holder may surrender all or any portion of its Notes for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for such issuance or distribution and (2) the Company’s announcement that such issuance or distribution will not take place, in each case, even if the Notes are not otherwise convertible at such time.”

(b) Section 14.01(b)(iii) of the Indenture is hereby amended and restated in full to read as follows:

“(iii) If (A) a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change occurs prior to the close of business on the Business Day immediately preceding December 1, 2019, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Section 15.02, or (B) the Guarantor or the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of the consolidated assets of the Guarantor and its Subsidiaries or the Company and its Subsidiaries, as the case may be, and, in each case, taken as a whole, prior to the close of business on the Business Day immediately preceding December 1, 2019, in each case, pursuant to which the Common Stock would be converted into cash, securities or other assets, then, in the case of either (A) or (B), all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after the effective date of such transaction or event until 35 Trading Days after the effective date of such transaction or event (or, if the Company gives notice after the effective date of such transaction or event pursuant to the succeeding sentence, until the 35th Trading Day after the Company gives such notice) or, if such transaction or event also constitutes a Fundamental Change, until the related Fundamental Change Repurchase Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing within one Business Day of the effective date of such transaction or event.”

(c) Sections 14.04(a), 14.04(b), 14.04(c), 14.04(d), 14.04(e), 14.04(i), 14.04(l), 14.08, 14.11 and 14.12 of the Indenture shall be amended to replace references to “the Company” with references to “the Guarantor.”

(d) Section 14.04(h) of the Indenture is hereby amended and restated in full to read as follows:

“In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Guarantor’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Guarantor’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall send to the Holder of each Note at its last address appearing on the Note Register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.”

(e) Section 14.06 of the Indenture is hereby amended and restated in full to read as follows:

“Section 14.06. Shares to Be Fully Paid. The Guarantor shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming delivery of the maximum number of Additional Shares pursuant to Section 14.03 and that at the time of computation of such number of shares, all such Notes would be converted by a single Holder).”

(f) The first paragraph of Section 14.07(a) of the Indenture is hereby amended and restated in full to read as follows:

“(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger or combination involving the Company or the Guarantor,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Guarantor and the Guarantor’s Subsidiaries substantially as an entirety or the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(h) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event the Conversion Obligation shall be calculated and settled in accordance with Section 14.02 such that (A) the amount otherwise payable in cash upon conversion of the Notes as set forth under Section 14.02 shall continue to be payable in cash, (B) the number of shares of Common Stock otherwise deliverable upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Merger Event and (C) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.”

(f) Section 14.10 of the Indenture is hereby amended and restated in full to read as follows:

In case of any:

(a) action by the Guarantor or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.04 or Section 14.11;

(b) Merger Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company or the Guarantor;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be given to each Holder, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Guarantor or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Guarantor or one of its Subsidiaries, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Guarantor or one of its Subsidiaries, Merger Event, dissolution, liquidation or winding-up.

ARTICLE 3

PARENT GUARANTEE

Section 3.01. Guarantee.

(a) Subject to the provisions of this Article 3, the Guarantor hereby unconditionally guarantees to each Holder and its successors and assigns that: (x) the principal of (including the Fundamental Change Repurchase Price), the Conversion Obligation with respect to, and interest and Additional Interest, if any, on the Notes shall be duly and punctually paid in full and/or performed in accordance with the terms of the Indenture when due, whether at the Maturity Date, upon declaration of acceleration, upon required repurchase, upon conversion or otherwise, and interest on overdue principal and (to the extent permitted by law) any interest, if any, on the Notes and (y) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration, required repurchase, conversion or otherwise. Furthermore, subject to the provisions of this Article 3, the Guarantor hereby unconditionally guarantees to the Trustee and to each Holder and their respective successors and assigns that (z) all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof, subject, however, in the case of clauses (x), (y) and (z) above, to the limitations set forth in Section 3.02 hereof (the obligations set forth in this Section 3.01 collectively, the “Guarantee Obligations”). The Guarantee constitutes a general unsecured and unsubordinated obligation of the Guarantor.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay or perform the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes or this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor any amount paid to either the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 of the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee.

(e) This Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) In case any provision of this Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Each payment to be made by the Guarantor in respect of the Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(h) The Company and the Guarantor acknowledge that the allotment, issuance and delivery of shares of Common Stock, if any, hereunder (whether upon exchange, under the terms of the Note Guarantee or otherwise) by the Guarantor at the direction of the Issuer will create an equivalent debt owing from the Company to the Guarantor.

Section 3.02. Limitation on Guarantor Liability. The Guarantor, and by its acceptance of this Note Guarantee, each Holder, hereby confirms that it is the intention of all such parties that this Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or other similar law now or hereafter in effect, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under the Note Guarantee not constituting a fraudulent transfer or conveyance under applicable local law.

Section 3.03. Notation Not Required. The Guarantor hereby agrees that the Note Guarantee set forth in Section 3.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

Section 3.04. Release of Note Guarantee. Upon the satisfaction and discharge of the Indenture in accordance with Article 3 of the Indenture, the Guarantor will be released and relieved of any obligations under the Note Guarantee.

Section 3.05. Subrogation. The Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of Section 3.01; provided that, if an Event of Default has occurred and is continuing, the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 3.06. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to the Note Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 4.03 Addresses for Notices, Etc. Any notice or demand that by any provision of the Indenture or this Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Guarantor shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Guarantor with the Trustee) to TiVo Corporation, Two Circle Star Way, San Carlos, CA 94070, Attention: General Counsel.

Section 4.04. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTE GUARANTEE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTE GUARANTEE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.05. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this

Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.06. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, upon the effectiveness of the Merger, which shall be 2:01 pm Pacific time on September 7, 2016 (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ROVI CORPORATION

By:	/s/ Wesley Gutierrez
Name:	Wesley Gutierrez
Title:	Chief Accounting Officer and Treasurer

TIVO CORPORATION

By:	/s/ Wesley Gutierrez
Name:	Wesley Gutierrez
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE